SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 1, 2003

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 5. Other Events and Regulation FD Disclosure

        On October 1, 2003, Derma Sciences, Inc. (the “Registrant”) concluded a distribution agreement (“Agreement”) with Argentum Medical, LLC (“Argentum”) whereby the Registrant was granted the exclusive right to market and sell Argentum’s line of wound care products to the United States military and within Canada. Products subject to the Agreement (the “Products”) include wound contact dressings, island dressings, wound packing strips, adhesive bandage strips, burn contact dressings, burn pad dressings, elastic burn wraps and out-patient burn gloves.

        The Products are manufactured with nylon fabric that has been “plated” with minute amounts of silver pursuant to a process that is proprietary to Argentum. In the wound environment, the silver in the Products produces silver ions which have a significant anti-microbial effect upon the wound. In contrast to other varieties of wound dressings that do not incorporate silver, the Products are longer lasting (approximately 7 days) and demonstrate superior anti-microbial properties.

        Other wound dressings are available that utilize silver as an anti-microbial agent. These dressings differ from the Products primarily in the manner of affixing silver to the fabric of the dressing. The Registrant makes no representation concerning the relative effectiveness or marketability of the Products versus other silver-based wound dressings.

        The initial term of the Agreement is for a period of five years. If the Registrant meets the minimum order requirements of the Agreement, the Agreement will automatically renew for successive periods of five years each.

        For years one through five of the Agreement, minimum order quantities for the United States military market segment are $500,000, $750,000, $1,500,000, $3,000,000 and $5,000,000, respectively. For years one through five of the Agreement, minimum order quantities for the Canadian market segment are $125,000, $250,000, $375,000, $500,000 and $600,000, respectively. Following year five, minimum order quantities increase at the rate of ten percent per year.

        In the event the Registrant fails to meet the foregoing minimum order quantities, Argentum’s sole remedy is to either cancel the Agreement or remove the Registrant’s exclusive distribution rights thereunder.

   Item 7. Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits:
10.01 - Distribution Agreement (Pricing terms, Exhibit A, omitted. Confidentiality request submitted.)

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: November 11, 2003	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer